Exhibit 23.3

Deloitte & Touche LLP Fifth Avenue Place East Tower Suite 600, 425 – 1st Street SW Calgary, AB T2P 3L8 Canada Tel: 403-648-3200 Fax: 403-265-0862 www.deloitte.ca

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference in its Post Effective Amendment to the Registration Statement on Form S-8 of Nabors Industries Ltd. relating to our letter report dated January 26, 2012 with respect to the proved oil, gas, condensate and natural gas liquids reserves and projected future net revenue associated with these reserves as of December 31, 2011 attributable to the Ramshorn Canada Investments Limited net interests in properties specified by Ramshorn Canada Investments Limited and to all references to our firm which were included in Form 10-K for the year ended December 31, 2011 filed by Nabors Industries Ltd. with the Securities and Exchange Commission. We further consent to the reference to us as experts under the heading “Experts” in such Registration Statement.

AJM Deloitte

By:  /s/ Robin G. Bertram

        Robin G. Bertram, P.Eng,

September 28, 2012